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Contact: Will Seippel
Chief Financial Officer
404-525-7272


                         AIRGATE PCS, INC. ANNOUNCES NEW
                       CHAIRMAN OF THE BOARD OF DIRECTORS


ATLANTA  (July 1, 2003) - AirGate PCS,  Inc.  (OTCBB:PCSA),  a PCS  Affiliate of
Sprint, today announced that Bob Ferchat has been named chairman of the Company's board of directors.

Ferchat, 68, brings extensive years of experience in corporate management, governance, finance, and leadership to his new position. He joined the AirGate board in 1999 and has served as chairman of the Audit Committee. Ferchat previously served as chairman, president and chief executive officer of BCE Mobile Communications, Inc. until January 1999. During his tenure there, he was instrumental in successfully launching BCE Mobile's PCS network in Canada. Prior to joining BCE, Ferchat served as chairman and chief executive officer of TMI and previously served as president of Northern Telecom International and Northern Telecom Canada.

Commenting on the announcement, Thomas M. Dougherty, president and chief executive officer of AirGate PCS, said, "We are very pleased to have someone with Bob Ferchat's experience take on the position of chairman of AirGate. As a member of our board, he has already played an important role in leading the Company over the past four years. Bob has tremendous leadership abilities and the strategic vision to guide AirGate toward meeting its future objectives."

Ferchat replaces Barry J. Schiffman, who resigned from his position on the board. Dougherty commented, "Barry Schiffman has played an integral role in leading the Company since its inception. His dedication and hard work have been important factors in the growth of AirGate, and we thank him for all his contributions to the company during his tenure on the Board."

About AirGate PCS and iPCS

AirGate PCS, Inc., excluding its unrestricted subsidiary iPCS, is the PCS Affiliate of Sprint with the right to sell wireless mobility communications network products and services under the Sprint brand in territories within three states located in the Southeastern United States. The territories include over
7.1 million residents in key markets such as Charleston, Columbia, and Greenville-Spartanburg, South Carolina; Augusta and Savannah, Georgia; and Asheville, Wilmington and the Outer Banks of North Carolina.


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iPCS, Inc., a wholly owned unrestricted  subsidiary of AirGate PCS, Inc., is the
PCS Affiliate of Sprint with the right to sell wireless mobility communications network products and services under the Sprint brand in 37 markets in Illinois, Michigan, Iowa and eastern Nebraska. The territories include over 7.4 million residents in key markets such as Grand Rapids, Michigan; Champaign-Urbana and Springfield, Illinois; and the Quad Cities areas of Illinois and Iowa.

AirGate and iPCS are separate corporate entities that have discrete and independent financing sources, debt obligations and sources of revenue. As an unrestricted subsidiary, iPCS's lenders, noteholders and creditors do not have a lien or encumbrance on assets of AirGate. Further, AirGate generally cannot provide capital or other financial support to iPCS.

About Sprint

Sprint operates the largest, 100-percent digital, nationwide PCS wireless network in the United States, already serving more than 4,000 cities and communities across the country. Sprint has licensed PCS coverage of more than 280 million people in all 50 states, Puerto Rico and the U.S. Virgin Islands. In August 2002, Sprint became the first wireless carrier in the country to launch next generation services nationwide delivering faster speeds and advanced applications on Vision-enabled Phones and devices. For more information on products and services, visit www.sprint.com/mr. PCS is a wholly-owned tracking stock of Sprint Corporation trading on the NYSE under the symbol "PCS." Sprint is a global communications company with approximately 72,000 employees worldwide and nearly $27 billion in annual revenues and is widely recognized for developing, engineering and deploying state-of-the-art network technologies.

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